Exhibit 99.1

         KAMAN CORPORATION REPORTS 2004 SECOND QUARTER,
                        SIX MONTH RESULTS


BLOOMFIELD, Connecticut (August 02, 2004) - Kaman Corp. (NASDAQ:
KAMNA) today reported financial results for the second quarter and six months ended June 30, 2004.

The company reported a net loss for the 2004 second quarter of $1.8 million, or $0.08 loss per share diluted, primarily attributed to a $7.1 million non-cash adjustment to its Boeing Harbour Pointe contract (discussed further in this release), compared to net earnings of $3.3 million, or $0.15 earnings per share diluted the previous year. Net sales for the second quarter were $247.2 million, compared to $216.3 million in the 2003 period.

For the six-month period of 2004 the company reported a net loss of $0.5 million, or $0.02 loss per share diluted, compared to net earnings of $17.3 million, or $0.75 earnings per share diluted in the period a year ago. The 2003 six-month results include an after-tax gain of $10.1 million, or $0.45 per share, from the sale of the company's Electromagnetics Development Center (EDC). Six-month net sales for 2004 were $492.8 million, compared to $432.3 million a year ago. The company continued to pay dividends at the rate of $0.11 per share in each of the first two quarters of the year.

"Kaman's negative year-over-year earnings comparison obscures the fact that many of our businesses are performing better and are more favorably positioned than they were a year ago," said Paul
R. Kuhn, chairman, president and CEO. "The Industrial Distribution and Music segments are performing in line with expectations in a considerably improved economic environment. Sales and earnings for the Industrial Distribution segment were up substantially over the previous year for both the quarter and six-month periods. Music sales were also up over the previous year for both the quarter and six-month periods, while earnings were approximately the same as last year for the quarter and slightly better for the six-month period. Various of the Aerospace segment subsidiaries also did well or are showing signs of improvement: Kamatics' bearing business, for instance, is continuing to experience strong military sales while participating in what appears to be an improving market for commercial aviation products with good growth in sales and earnings over the prior year periods. In addition, the Kaman Dayron fuzing operation is beginning to move forward with initial production of the newly qualified Joint Programmable Fuze (JPF). The Jacksonville Aircraft Structures and Components operation, however, continues to deal with various issues that caused the

Page 2 of 14
"Kaman Reports 2004 Second Quarter and Six Month Results"
August 02, 2004


Aerospace segment to operate at a loss, adversely affecting results for the company as a whole."

A Summary of Segment Information and detail reporting follow.



                       Summary of Segment Information
                                (In millions)

                           For the Three Months    For the Six Months
                              Ended June 30,         Ended June 30,
                              --------------         --------------
                           2004          2003        2004        2003
----------------------------------------------------------------------
Net sales:

  Aerospace                $   66.8    $ 62.9       $ 126.5    $ 124.6
  Industrial Distribution     145.3     121.8         290.9      242.1
  Music                        35.1      31.6          75.4       65.6
----------------------------------------------------------------------
                              247.2     216.3         492.8      432.3
======================================================================
Operating profit (loss):

  Aerospace (                   4.0)      6.5           (.4)      13.7
  Industrial Distribution       5.8       3.4          10.8        6.2
  Music                         1.4       1.3           3.4        3.2
----------------------------------------------------------------------
                                3.2      11.2          13.8       23.1
Corporate and other
    expense, net  (1)          (5.7)     (5.2)        (13.2)     (10.2)
Interest expense, net           (.9)      (.7)         (1.7)      (1.5)
Net gain (loss) on sale of product
    line and other assets        .2         -            .2       16.8
----------------------------------------------------------------------
Earnings (loss) before
income taxes               $   (3.2)  $   5.3      $    (.9)   $  28.2
=======================================================================

(1) "Corporate and other expense, net" increased for the three months ended June 30, 2004 primarily due to an increase in pension expense, offset to some degree by a reversal of stock appreciation rights expense.
The increase for the six months ended June 30, 2004 is primarily due to an increase in pension expense.



                             - more -

Page 3 of 14
"Kaman Reports 2004 Second Quarter and Six Month Results"
August 02, 2004


REPORT BY SEGMENT

Aerospace Segment
-----------------

The Aerospace segment had a second quarter operating loss of
$4.0 million, compared to an operating profit of $6.5 million a year ago. The loss is primarily attributable to a $7.1 million non-cash adjustment to its Boeing Harbour Pointe contract (a program involving several commercial airliner models and a multitude of small subassemblies and parts); and to some extent the continuing insufficient business base at the company's Bloomfield, Conn. and Jacksonville, Fla. aircraft manufacturing facilities, and $1.6 million growth in workers' compensation claims. The second quarter of 2004 included $0.8 million in underutilized facility costs primarily associated with the absence of new helicopter orders at the Bloomfield facility. Costs associated with ongoing maintenance of the Moosup, Conn. facility, which was closed last year, were previously reserved as
part of the charge taken in 2002.   Sales for the second quarter
of 2004 were $66.8 million, compared to $62.9 million in the prior year period, reflecting growth in the Advanced Technologies Products area.

For the first half of 2004 the segment had an operating loss of $0.4 million as a result of the issues discussed above, compared to operating profits of $13.7 million the previous year. Underutilized facility costs for the period were $1.6 million. Sales for the six-month period were $126.5 million, compared to $124.6 million in the first half of 2003.


Aircraft Structures and Components
----------------------------------

Second quarter aircraft structures and components sales were $31.2 million, compared to $32.9 million in the period a year ago. This business contributed approximately 47 percent of the Aerospace segment's sales in the second quarter, compared to approximately 52 percent a year ago.

Aircraft Structures and Components involves commercial and military aircraft programs, including production of aircraft subassemblies and other parts for Boeing commercial airliners and the C-17 military transport, as well as helicopter subcontract work.

Page 4 of 14
"Kaman Reports 2004 Second Quarter and Six Month Results"
August 02, 2004


While there are signs that an improving commercial airline market is starting to benefit certain segment operations such as the Kamatics aircraft bearings business, the market for available subcontract detail parts manufacturing and assembly work at the Jacksonville operation continues to be very competitive. Accordingly, new business awards have been difficult to achieve, making it harder for the newly expanded plant to develop a sufficient business base.

Manufacturing performance at the Jacksonville facility also continues to be an area of focus. The company has been working to improve performance metrics at the plant and reestablish levels of customer satisfaction in the area of delivery and quality performance. The company believes it is making meaningful progress in this area. At the same time as the Jacksonville facility works through these issues, operating costs have also increased due to manpower and third-party processing costs incurred to expedite required deliveries, and due to the standard FAA and customer requirements to requalify manufacturing and quality processes made necessary by the move from Connecticut to Florida.

The lower sales level at Jacksonville, in particular, has resulted in overhead and general and administrative expenditures being absorbed at higher rates by active programs, and generally
lower profitability or losses for these programs.   In addition
to these pressures, the company's Boeing Harbour Pointe parts and subassemblies contract has generated a lower than expected order flow and an unprofitable mix of work. During the quarter, it became clear that future demand for these parts, many of which are associated with programs that Boeing is either cutting back
or eliminating, would be lower than previously anticipated.   As
a consequence, in the second quarter, the company recorded a $7.1 million adjustment to its Boeing Harbour Pointe contract consisting of an expected accrued contract loss of $4.3 million and a valuation adjustment of $2.8 million associated with portions of the program inventory.

Page 5 of 14
"Kaman Reports 2004 Second Quarter and Six Month Results"
August 02, 2004


The company continues to evaluate ways to grow in a competitive global business environment, including reassessment of make or buy strategies and the shift of certain production to other locations expected to provide lower cost structures.

Helicopter subcontract work involves commercial and military helicopter programs. Commercial programs include multi-year contracts for production of fuselages for the MD Helicopters, Inc. (MDHI) 500 and 600 series helicopters and composite rotor blades for the MD Explorer helicopter. Total orders from MDHI have run at significantly lower rates than originally anticipated due to lower than expected demand. The company's investment in these contracts consists principally of $4.2 million in billed receivables and $16.2 million in recoverable costs-not billed, including start-up costs and other program expenditures, as of June 30, 2004. To date in 2004, the company has received only nominal payments. The recoverability of unbilled costs will depend to a significant extent upon MDHI's future requirements through 2013, the year to which both contracts extend. The company stopped production on these contracts in the second quarter of 2003, but continues to work closely with the customer to resolve overall payment issues and establish conditions under which production could be resumed, including the timing thereof. Management believes that some progress has been made in this regard. Based upon MDHI's projected future requirements and inventory on hand at both MDHI and the company, resumption of production would not be expected to occur until late in 2004 at the earliest. Although the outcome is not certain, the company understands from MDHI management that it is close to executing its strategy to improve current financial and operational circumstances.

Sales and operating profits for the company's Kamatics specialty bearing business were higher in the quarter and first half than the year-ago periods and were an important contributor to overall results. Kamatics' sales were bolstered by increased commercial aircraft manufacturing activity at Boeing and Airbus. Sales for military and commercial aftermarket applications were also good.

Advanced Technology Products

Sales of the company's advanced technology products in the second quarter were $18.8 million, compared to $11.3 million a year ago, largely due to increases in the company's military fuze operations. The business accounted for approximately 28 percent of Aerospace segment sales, compared to 18 percent a year ago.

Page 6 of 14
"Kaman Reports 2004 Second Quarter and Six Month Results"
August 02, 2004


The company manufactures products for military and commercial markets, including safe, arm and fuzing devices for a number of major missile and bomb programs; and precision measuring systems, mass memory systems and electro-optic systems. In May, the Kaman Dayron unit in Orlando, Fla., successfully completed qualification testing and was given authority to begin production deliveries of the advanced FMU-152A/B Joint Programmable Fuze
(JPF) to the U.S. Air Force. The JPF contract has a value of $13.6 million covering LRIP (low rate initial production) and production Lot 1 that extends through 2005. The contract includes options for eight additional years of production that would bring the total additional potential value, if fully exercised, to $168.7 million.

Since 2001, the company's Electro-Optics Development Center
(EODC) in Tucson, Ariz., has been teamed with the University of Arizona's Steward Observatory to build a 6.5-meter aperture collimator that will be used for testing large optical systems in a vacuum environment. The EODC has been working under a $12.8 million fixed-price contract to design and fabricate the structural, electrical, mechanical and software control systems for the collimator. The EODC has experienced significant cost growth in its portion of the program as a result of changes in the scope of the project, and believes that it has a valid basis to recover these amounts. As a result, in April 2004, the company submitted a claim in the amount of $6.3 million to the University to recover these additional costs. The parties disagree about the claim and are currently engaged in discussions about the process for its resolution.

Helicopter Programs

Sales generated by the SH-2G Super Seasprite and K-MAX helicopter programs, including spare parts and sales support, totaled $16.8 million in the second quarter, compared to $18.7 million in the period last year. This represented approximately 25 percent of segment sales for the quarter, compared to approximately 30 percent a year ago.

Production of the 11 SH-2G(A) aircraft for the Australia program is essentially complete. As previously reported, the aircraft lack the full Integrated Tactical Avionics System (ITAS) software and progress is continuing on this element of the program. The Royal Australian Navy has provisionally accepted five of the 11 aircraft, including one aircraft during the quarter, and that process continues. The company expects to be able to deliver the full capability of the ITAS weapons system software in late 2004 with a final acceptance anticipated in 2005. While the company

Page 7 of 14
"Kaman Reports 2004 Second Quarter and Six Month Results"
August 02, 2004


believes its reserves are sufficient to cover estimated costs to complete the program, final development of the software and its integration are underway, and these are complex tasks.

The company continued to market K-MAX helicopter inventory that had been written down to an estimated fair market value in 2002. There were three new leases of K-MAX helicopters in the second quarter. Superior Helicopter of Grants Pass, Ore., leased two additional K-MAXs, bringing its K-MAX fleet to six aircraft, and San Joaquin Helicopters of Delano, Calif., leased its first K-MAX. With the July 2004 sale to Grizzly Mountain Aviation of Prineville, Ore., of their second K-MAX, the company has now sold or leased all remaining available K-MAX helicopters.

Management is in discussions with U.S. Naval Air Systems Command (NAVAIR) regarding the potential purchase of a portion of the Bloomfield complex that Aerospace currently leases from NAVAIR and has operated for several decades, for the principal purpose
of performing U.S. government contracts.   Pursuant to the
federal government's policy of disposing of such government-owned, contractor-operated facilities and the terms of the current lease, the company must submit a formal request to enter into negotiations for purchase of the facility by September 30, 2004, which will be followed by determination of the price and other terms of the sale. Management believes that the facility, which is currently utilized for flight and ground test operations and limited parts manufacturing, is important to its ongoing operations. As part of its decision-making process, the company is discussing with NAVAIR and the U.S. General Services Administration the method that would be used to calculate the purchase price of the facility which could possibly include the company undertaking some level of the environmental remediation that may be legally required in the event of a sale of the property.


Industrial Distribution Segment
-------------------------------

Industrial Distribution's operating profit was $5.8 million in the second quarter, compared to $3.4 million the previous year. Sales for the quarter were $145.3 million, including $7.2 million from Industrial Supplies, Inc. (ISI) which was acquired in the fourth quarter of 2003, compared to $121.8 million in the 2003 quarter.

For the first half of 2004, the segment had operating profits of $10.8 million, compared to $6.2 million in the same period last

Page 8 of 14
"Kaman Reports 2004 Second Quarter and Six Month Results"
August 02, 2004


year. Sales for the 2004 six-month period were $290.9 million including $14.4 million from ISI, compared to $242.1 million a year ago. Vendor incentives in the form of rebates continue to be an important contributor to the segment's operating profits.


Kuhn said, "The Industrial Distribution segment performed as expected in an improving market, taking advantage of better conditions and competitive successes to produce strong results for the quarter and six month periods. With the industrial production and capacity utilization indexes both indicating long-awaited vitality in the national economy, Kaman's customer base is benefiting with the result that sales increased to both MRO
and OEM customer groups.   A significant focus for the company
has been to increase penetration of the national account market. During the quarter the company signed national account agreements with Tyco International (US) Inc. and Cadbury Schweppes' U.S. affiliates (Mott's, LLP, Dr Pepper/Seven Up, Inc., Snapple Beverage Corp., and Cadbury Adams LLC).

"During the quarter, the company was also named a national distributor for the full line of IMI Norgren, Inc.'s fluid power products, providing Kaman a major line to sell through its entire U.S. branch network. This addition to the catalogue meaningfully broadens Kaman's product offerings in this important market sector.

"Rising energy and steel prices have been a national concern, and the company is monitoring the impact that rising prices may have on our customer base, and our own business. To date, we have been successful working with both customers and suppliers to minimize the impact on our margins."

Kaman is the nation's third largest distributor of power transmission, motion control, material handling and electrical components and a wide range of bearings. Products and value-added services are offered to a customer base of more than 50,000 companies representing a highly diversified cross-section of North American industry. The company's footprint of nearly 200 branches and regional distribution centers covers 70 of the top 100 industrial markets in the U.S, providing both the opportunity to participate in the improving economic climate and room to expand its presence efficiently through selective acquisitions.

Page 9 of 14
"Kaman Reports 2004 Second Quarter and Six Month Results"
August 02, 2004


Music Segment
-------------

The Music segment's operating profit was $1.4 million in the second quarter, approximately the same as the previous year.
Sales for the quarter were $35.1 million, compared to $31.6 million the prior year.

For the six-month period the segment had operating profits of $3.4 million, compared to $3.2 million in the first half of 2003.
Sales for the six months of 2004 were $75.4 million, compared to $65.6 million in 2003.

Kuhn said, "The overall improvement in the national economy along with the competitive positioning of our brand name products has had a positive impact on our business in the three and six-month periods, with particularly strong sales to the large national account retail chain stores during the quarter. Business in the quarter, however, favored a somewhat lower margin mix of products and customers."

Kaman is the largest independent distributor of musical instruments and accessories, offering more than 15,000 products for amateurs and professionals. Proprietary products include Ovation (registered trademark), Takamine (registered trademark), and Hamer (registered trademark) guitars; and Latin Percussion (registered trademark) and Toca (registered trademark) hand percussion instruments, Gibraltar (registered trademark) percussion hardware and Gretsch (registered trademark) professional drum sets.

Concluding Remark
-----------------

Kuhn said, "During the last several years, a period of recession that affected all of Kaman's businesses, there has been a company-wide focus on reducing costs and leaning the organization with the intent of posturing for a recovery. Now that the recovery is underway, the difficult actions that were taken are beginning to provide the anticipated payback. The Industrial Distribution and Music businesses as well as several pieces of the Aerospace business are gaining momentum as we enter the second half of 2004. We are working hard to improve the performance of the balance of the Aerospace operation. The industrial recovery is still in its early stages and the aerospace recovery is just now showing signs of beginning. This should bode well for Kaman."

Page 10 of 14
"Kaman Reports 2004 Second Quarter and Six Month Results"
August 02, 2004


Forward-Looking Statements
--------------------------
This release contains forward-looking information relating to the company's business and prospects, including aerostructures and helicopter subcontract programs and components, advanced technology products, SH-2G and K-MAX helicopter programs, the industrial and music businesses, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions and thereafter contract negotiations with government authorities, including foreign governments; 2) political developments in countries where the company intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) economic and competitive conditions in markets served by the company, particularly industrial production and commercial aviation, and global economic conditions; 5) satisfactory completion of the Australian SH-2G(A) program, including successful completion and integration of the full ITAS software; 6) recovery of the company's investment in the MDHI contracts; 7) achievement of and actual costs for recertifying products and processes in connection with the expanded Jacksonville facility; 8) receipt and successful execution of production orders for the JPF program; 9) satisfactory resolution of the EODC Collimator matter; 10) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead and general and administrative expenses; 11) satisfactory results of negotiations with NAVAIR concerning the company's leased facility in Bloomfield, Conn.; 12) profitable integration of acquired businesses into the company's operations; 13) changes in supplier sales or vendor incentive policies; 14) the effect of price increases or decreases; 15) pension plan assumptions and future contributions; and 16) currency exchange rates, taxes, changes in laws and regulations, interest rates, inflation rates, general business conditions and other factors. Any forward-looking information should be considered with these factors in mind.

###
Contact: Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com

Page 11 of 14
"Kaman Reports 2004 Second Quarter and Six Month Results"
August 02, 2004


                          KAMAN CORPORATION AND SUBSIDIARIES
                    Condensed Consolidated Statements of Operations
                        (In thousands except per share amounts)

                           For the Three Months    For the Six Months
                              Ended June 30,          Ended June 30,

                              2004       2003         2004        2003
------------------------------------------------------------------------
Net sales                  $ 247,171  $ 216,311    $ 492,849   $ 432,321

Costs and expenses:
  Cost of sales              191,894    158,161      374,917     316,031
  Selling, general and
    administrative expense    58,047     52,161      117,474     103,384
   Other operating
    (income) / expense, net     (435)      (341)        (753)       (614)
  Interest expense, net          949        751        1,744       1,519
  Net (gain) loss on sale of
    product line and
    other assets                (235)        23         (235)    (16,826)
  Other (income) / expense, net  177        187          661         592
------------------------------------------------------------------------
                             250,397    210,942      493,808     404,086
------------------------------------------------------------------------
Earnings (loss) before
  income taxes               (3,226)      5,369         (959)     28,235
Income taxes (benefit)       (1,390)      2,085         (415)     10,985
------------------------------------------------------------------------
Net earnings (loss)        $ (1,836)   $  3,284     $   (544)   $ 17,250
========================================================================
Net earnings (loss) per share:
  Basic                    $   (.08)   $    .15     $   (.02)   $    .77
  Diluted (1)              $   (.08)   $    .15     $   (.02)   $    .75
========================================================================
Average shares outstanding:
  Basic                      22,686      22,551       22,667      22,523
  Diluted (2)                22,686      23,484       22,667      23,482
Dividends declared
  per share                $    .11    $    .11     $    .22    $    .22
========================================================================

(1) The calculated diluted per share amounts for the three months ended and six months ended June 30, 2004 are anti-dilutive, therefore, amounts shown are equal to the basic per share calculation.


Page 12 of 14
"Kaman Reports 2004 Second Quarter and Six Month Results"
August 02, 2004


(2) Additional potentially diluted average shares outstanding of 936 for the three months ended June 30, 2004 and 974 for the six months ended
June 30, 2004 have been excluded from the average diluted shares outstanding due to the loss from operations in that time period.

                             - more -

Page 13 of 14
"Kaman Reports 2004 Second Quarter and Six Month Results"
August 02, 2004


                          KAMAN CORPORATION AND SUBSIDIARIES
                    Condensed Consolidated Balance Sheets
                                (In thousands)

                                      June 30,      December 31,
                                        2004           2003
---------------------------------------------------------------
Assets
Current assets:
  Cash and cash equivalents        $   10,645       $    7,130
  Accounts receivable, net            216,438          193,243
  Inventories                         185,127          178,952
  Income taxes receivable               2,595            1,043
  Deferred income taxes                26,026           26,026
  Other current assets                 11,979           12,457
---------------------------------------------------------------
    Total current assets              452,810          418,851
---------------------------------------------------------------
Property, plant and equipment, net     50,285           51,049
Goodwill and other intangible
  assets, net                          53,375           53,347
Other assets                            5,996            5,064
---------------------------------------------------------------
                                   $  562,466       $  528,311
===============================================================
Liabilities and shareholders' equity
Current liabilities:
  Notes payable                    $    7,241       $    7,673
  Accounts payable                     57,634           59,600
  Accrued contract loss                28,434           23,611
  Accrued restructuring costs           4,590            6,109
  Other accrued liabilities            32,945           26,123
  Advances on contracts                19,525           19,693
  Other current liabilities            17,672           17,746
---------------------------------------------------------------
    Total current liabilities         168,041          160,555
---------------------------------------------------------------
Long-term debt, excluding
  current portion                      66,765           36,624
Other long-term liabilities            28,576           27,949
Shareholders' equity                  299,084          303,183
--------------------------------------------------------------
                                   $ 562,466        $  528,311
===============================================================

                             - more -

Page 14 of 14
"Kaman Reports 2004 Second Quarter and Six Month Results"
August 02, 2004

                          KAMAN CORPORATION AND SUBSIDIARIES
                    Condensed Consolidated Statements of Cash Flows
<table>                          (In thousands)
                                                        For the Six Months
                                                            Ended June 30,
--------------------------------------------------------------------------
                                                         2004           2003
Cash flows from operating activities:
  Net earnings (loss)                                  $   (544)    $ 17,250
  Depreciation and amortization                           4,634        5,131
  Net gain on sale of product line and other assets        (235)     (16,826)
  Other, net                                              1,815          905
  Changes in current assets and liabilities,
    excluding effects of divestiture:
      Accounts receivable                               (23,171)     (15,664)
      Inventory                                          (6,135)     (16,651)
      Income taxes receivable                            (1,552)       5,192
      Accounts payable                                   (1,972)       3,757
      Accrued contract loss                               4,823        2,214
      Accrued restructuring costs                        (1,519)        (371)
      Advances on contracts                                (168)         740
      Income taxes payable                                    6        1,015
      Changes in other current assets and liabilities     7,214        2,375
----------------------------------------------------------------------------
    Cash provided by (used in) operating activities     (16,804)     (10,933)
----------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from sale of product line and other assets       348      28,025
  Expenditures for property, plant & equipment           (3,834)     (4,175)
  Acquisition of business, less cash acquired              (399)          -
  Other, net                                             (1,129)       (574)
---------------------------------------------------------------------------
    Cash provided by (used in) investing activities      (5,014)     23,276
---------------------------------------------------------------------------
Cash flows from financing activities:
  Changes to notes payable                                 (451)       (819)
  Additions/(reductions) to long-term debt               30,141      (4,395)
  Proceeds from exercise of employee stock plans            629         650
  Purchases of treasury stock                                (4)       (205)
  Dividends paid                                         (4,982)     (4,948)
---------------------------------------------------------------------------
    Cash provided by (used in) financing activities      25,333      (9,717)
---------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents      3,515       2,626
Cash and cash equivalents at beginning of period          7,130       5,571
----------------------------------------------------------------------------
Cash and cash equivalents at end of period             $ 10,645     $ 8,197
===========================================================================
</table
                                         ###